Exhibit 3(b)

CERTIFICATE ELIMINATING THE CERTIFICATE OF DESIGNATIONS

WITH RESPECT TO THE

2003 ESOP CUMULATIVE CONVERTIBLE PREFERRED STOCK

OF

WELLS FARGO & COMPANY

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of Wells Fargo & Company, a Delaware corporation (the “Company”), at a meeting duly convened and held on November 27, 2012, at which a quorum was present and acting throughout:

WHEREAS resolutions were adopted by the ESOP Preferred Stock Committee I of the Board of Directors, which resolutions are set forth in a Certificate of Designations filed with the Secretary of State of the State of Delaware on March 14, 2003, providing for and authorizing the issuance of 260,200 shares of 2003 ESOP Cumulative Convertible Preferred Stock; and

WHEREAS as of June 30, 2012, all the outstanding shares of the 2003 ESOP Cumulative Convertible Preferred Stock were converted into fully paid and nonassessable shares of common stock of the Company.

RESOLVED that none of the authorized shares of the 2003 ESOP Cumulative Convertible Preferred Stock are outstanding and none will be issued subject to the Certificate of Designations previously filed on March 14, 2003 with the Secretary of State of the State of Delaware with respect to such series.

RESOLVED that the Chairman, the President, any Vice Chairman, any Senior Executive Vice President, any Executive Vice President, any Senior Vice President, the Secretary and any Assistant Secretary are hereby authorized to execute, acknowledge, and file such instruments and documents as they, or any of them, may deem necessary or advisable to eliminate from the Company’s Restated Certificate of Incorporation, as amended, all matters set forth in said Certificate of Designations with respect to the 2003 ESOP Cumulative Convertible Preferred Stock.

IN WITNESS WHEREOF, WELLS FARGO & COMPANY has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Heidi M. Dzieweczynski, its Senior Vice President, and attested by Jeannine E. Zahn, its Assistant Secretary, this 9th day of January, 2013.

WELLS FARGO & COMPANY

By	/s/ Heidi M. Dzieweczynski
Senior Vice President

ATTEST:

/s/ Jeannine E. Zahn
Assistant Secretary

[As filed with the Delaware Secretary of State on January 9, 2013]